UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2024

Phoenix Motor Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41414	85-4319789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Lakeview Loop Anaheim, CA	92807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 987-0815

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0004 per share	PEV	The Nasdaq Stock Market LLC

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Minimum Bid Price Requirement

As previously reported, on April 12, 2024, Phoenix Motor Inc. (the “Company”) received a letter (the “April 12 Deficiency Letter”) from the staff from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company was not in compliance with the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

The April 12 Deficiency Letter has no immediate effect on the listing of the Company’s common stock, and its common stock continues to trade on The Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was given 180 calendar days, or until October 9, 2024, to regain compliance with the Minimum Bid Price Requirement. As of October 9, 2024, the Company is not in compliance with the Minimum Bid Price Requirement.

The Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

The Company is evaluating available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement, and will effect a reverse stock split, if necessary, within the second compliance period. While the Company is exercising diligent efforts to maintain the listing of its common stock on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

Minimum Stockholders’ Equity Requirement

As previously disclosed, on April 17, 2024, the Company received a letter (the “April 17 Deficiency Letter”) from Nasdaq indicating that, based upon the Company’s Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), the Company was not in compliance with the requirement to maintain a minimum of $2,500,000 in stockholders’ equity. In the Form 10-K, the Company reported stockholders’ deficit of $4,839,000, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Additionally, the Company does not meet the alternatives of market value of listed securities or net income from continuing operations under Nasdaq Listing Rules.

The April 17 Deficiency Letter has no immediate effect on the listing of the Company’s common stock, and its common stock continues to trade on The Nasdaq Capital Market.

On October 3, 2024, the Company filed its Quarterly Report on Form 10-Q for the period ended March 31, 2024, which reported stockholders’ equity of approximately $23.7 million, which exceeds the minimum stockholders’ equity required for continued listing under Nasdaq Listing Rule 5550(b)(1).

As of the date of this report, the Company believes it meets both the $5 million minimum stockholders’ equity requirement for initial listing and has regained compliance with the stockholders’ equity requirement for continued listing. In its Quarterly Report on Form 10-Q for the period ended June 30, 2024, the Company expects to report stockholders’ equity of approximately $18 million. This projection is based on the Company’s current expectations regarding revenues, expenditures, cash burn rate, financing activities and other operating assumptions.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting. At that time, the Company may appeal any such delisting determination to a Nasdaq hearings panel.

Forward-Looking Statements

Certain information contained in this report consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intend,” “expect,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance, that the Company will regain compliance with the Nasdaq Listing Rules during any compliance period or in the future, or otherwise meet Nasdaq continued listing standards, or that Nasdaq will grant the Company any relief from delisting as necessary or that the Company can ultimately meet applicable Nasdaq requirements for any such relief. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 10, 2024	PHOENIX MOTOR INC.

	By:	/s/ Xiaofeng Denton Peng
	Name:	Xiaofeng Denton Peng
	Title:	Chief Executive Officer and Chairman of the Board

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